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                               EXHIBIT (3)(b)(2)

                              AMENDMENT TO BYLAWS

                              DATED MARCH 24, 1995


         "Resolved, that the By-Laws of this corporation shall be and are hereby, amended as follows:

         Article IV, Section 1, is amended to read as follows:

                                   ARTICLE IV
                                    OFFICERS

         Section 1. Number and Qualifications. The officers of the corporation shall be a chief executive officer, a president, one or more vice-presidents (the number thereof to be determined by the Board of Directors), a secretary and a treasurer, each of whom shall be elected by the Board of Directors. Such other officers and assistant officers as may be deemed necessary may be elected or appointed by the Board of Directors. Any two or more offices may be held by the same person, except the offices of president and secretary, and except the offices as chairman of the Board of Directors and president of the corporation. No person shall be eligible to serve as an officer of the corporation unless when his term commences he is at least 21 years of age and not more than 65 years of age. Any officer attaining the age of 65 during his term of office shall serve the unexpired portion thereof.

         Article IV shall further be amended by adding a new Section 4 which shall read as follows:

         Section 4. Chief Executive Officer. The chief executive officer, subject to the control of the Board of Directors, shall supervise and control the affairs of the corporation.

         The existing Section 4 shall be renumbered as Section 5 and shall be amended to read as follows:

         Section 5. President. The president shall perform and discharge such duties and responsibilities as may be assigned to that office by the chief executive officer and the board of directors of the Corporation. The president may sign, with the secretary or any other proper officer of the corporation thereunto authorized by the Board of Directors, certificates for shares of the corporation, and deeds,. Mortgages, bonds, contracts or other instruments which the Board of Directors has authorized to be executed, except in cases where the signing and execution thereof shall be expressly delegated by the Board of Directors or by these bylaws to some other officer of the corporation, or shall be required by law to be otherwise signed or executed.

         Existing Section 5 through 9 inclusive shall be amended by renumbering each so that such sections shall be numbered as sections 6 through 10 respectively."





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